UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No .               )

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PARKS! AMERICA, INC.

(Name of Registrant as Specified in its Charter)

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 13, 2024, Parks! America, Inc. (the “Company”) issued the below press release:

Parks! America Announces Significant

Breakthrough for Registered Shareholders

PINE MOUNTAIN, Georgia – May 13, 2024 — Parks! America, Inc. (OTCPink: PRKA) (“Parks! America” or the “Company”), a leading operator of regional safari parks in the United States, today announced effective May 1, 2024, Parks! America became eligible for The Depository Transfer Corporation (“DTC”) Fast Automated Securities Transfer Program (“FAST”). The Company is now in the process of working through step-by-step procedures that will allow Parks! America shareholders to transition their paper stock certificates into an electronic format.

Upon completion of the transition process, Parks! America shareholders will be able to send their paper stock certificates to Securities Transfer Corporation (“STC”), the Company’s stock transfer agent. STC will then convert the paper certificates to “book entry” or electronic recordkeeping format. Shareholders will then be able to request that their stockbroker move the Parks! America shares into their respective brokerage accounts. The Company will also make its best efforts to identify one or more brokers who will accept Parks! America shares.

Lisa Brady, President and CEO of Parks! America, said “We have taken another critical step in our commitment to helping our loyal shareholders. The benefits of holding shares electronically are numerous, including eliminating issues of losing a certificate, being able to transfer ownership of your shares and moving shares into and out of a brokerage account. We are working out the logistics for the transition, and we will publish detailed instructions upon completion.

“Many long-term Parks! America stockholders have stock certificates with a RESTRICTED legend, for which we believe an exemption is in effect. We are working with legal counsel and STC to make the process of removing this restriction a seamless part of the conversion to book entry process.”

Ms. Brady concluded, “As we believe this is a significant breakthrough for Parks! America stockholders, the Company will cover the cost of legal opinions and DTC compliance matters that may be required in converting their paper certificates to book entry (generally $35-$100 per paper stock certificate) through September 27, 2024. We plan on issuing a press release in the coming week or so to provide all Parks! America shareholders with detailed instructions on how to send your shares to STC for conversion to book entry format.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, and the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas.

Additional information, including our Form 10-K for the fiscal year ended October 1, 2023, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of U.S. securities laws. Forward-looking statements include statements concerning our future plans, business strategy, liquidity, capital expenditures, sources of revenue and other similar statements that are not historical in nature. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this news release and speak only as of the date hereof. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ significantly from those expressed or implied by such forward-looking statements. Readers are advised to consider the factors listed under the heading “Risk Factors” and the other information contained in the Company’s annual report and other reports filed from time to time with the SEC. We undertake no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with any matters to be considered at the upcoming annual meeting of stockholders, scheduled to be held on June 6, 2024 (including any adjournments or postponements thereof, the “Annual Meeting”). On April 23, 2024, the Company filed a definitive proxy statement, as amended May 3, 2024 (the “Definitive Proxy Statement”), and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s stockholders with respect to the Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AS THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Such information can be found in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in the Definitive Proxy Statement on page 16 and available here. Stockholders can obtain the definitive proxy statement with respect to the Annual Meeting, including any amendments or supplements to such proxy statement and other documents, if any, filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge on the Company’s website at https://animalsafari.com/investor-relations/.

Contact:

Lisa Brady,
President and Chief Executive Officer
(706) 663-8744